Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK PURSUING SPIN-OFF OF HEALTH CARE BUSINESS

Spin-Off to K-C Shareholders Would Create Health Care Company with Approximately $1.6 Billion in Annual Net Sales and Leading Market Positions

Move Would Further Sharpen K-C’s Focus on Its Consumer and K-C Professional Brands

DALLAS, November 14, 2013-Kimberly-Clark Corporation (NYSE: KMB) today announced that its board of directors has authorized management to pursue a potential tax-free spin-off of the company’s health care business. A spin-off would create a stand-alone, publicly traded health care company with approximately $1.6 billion in annual net sales and leading market positions in both surgical and infection prevention products and medical devices.
Chairman and Chief Executive Officer Thomas J. Falk said, “While K-C Health Care has been part of our company since the 1970’s, its strategic fit and growth priorities have changed over time and we now think that pursuing a spin-off makes sense for our shareholders. This move would allow K-C Health Care to optimize its performance and flexibility to pursue its own value-creation opportunities. A spin-off would also allow us to further sharpen our focus on our consumer and K-C Professional brands. This announcement is further evidence of our focus on creating shareholder value and how we use portfolio management to run our company.”
Robert E. Abernathy, currently Kimberly-Clark Group President - Europe, Global Nonwovens, and Continuous Improvement and Sustainability, will become chief executive officer of the new health care company if the spin-off ultimately occurs. Abernathy joined Kimberly-Clark in 1982 and has held senior management positions throughout the company, including having overall responsibility for K-C Health Care from 1997 to early 2004. Joanne B. Bauer will continue as Kimberly-Clark President - Global Health Care, work closely with Robert Abernathy on separation planning and retire when the spin-off is completed.
“Robert is a seasoned executive with a long track record of success and I’m confident he will be a terrific leader of the new company,” said Falk. “He is excited about working with the many talented individuals on the health care team to create shareholder value as a stand-alone company.”

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Potential Transaction Details
Company management will continue to analyze a potential spin-off and expects to make a final recommendation to the board of directors in the next several months. If the board approves a spin-off, a transaction would likely be completed by the end of the third quarter of 2014, subject to market, regulatory and other conditions. The company expects that the spin-off would be in the form of a tax-free distribution of 100 percent of the new company’s common stock to Kimberly-Clark shareholders. Morgan Stanley has been retained to assist Kimberly-Clark in the pursuit of the spin-off.
Information about K-C Health Care
K-C Health Care sells surgical and infection prevention products for the operating room and a portfolio of innovative medical devices focused on pain management, respiratory and digestive health. The business has the number one or number two market position in several product categories in the United States, including sterilization wrap, face masks, surgical drapes and gowns, closed suction catheters, pain pumps and enteral feeding tubes. K-C Health Care is a global leader in education to prevent healthcare-associated infections. Products are sold primarily under the Kimberly-Clark and ON-Q brand names.
K-C Health Care net sales in 2012 were $1.6 billion, with about 70 percent in North America and most of the rest in Europe and Asia. Total net sales are split approximately 70 percent surgical and infection prevention products and 30 percent medical devices. The business had more than 16,000 employees at the end of 2012, with a large majority located in low-cost manufacturing operations in Latin America and Asia. Business unit headquarters are in Roswell, Georgia.
More information on K-C Health Care is available at www.kchealthcare.com.
Conference Call
A conference call to discuss this news release will be held on November 15, 2013 at 9 a.m. (CST). The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 141-year history of innovation, visit www.kimberly-clark.com.
Certain matters contained in this news release concerning the potential spin-off of the health care business, the anticipated timing of the spin-off, the tax-free treatment of the transaction, the anticipated management of the business to be spun-off, the anticipated net sales and market positions, and the outlook for the health care business as a separate business constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events. There can be no assurance

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that the proposed transaction or these future events will occur as anticipated, if at all, or that actual results will be as expected. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as anticipated currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, and market demand and economic conditions, that could delay or negatively impact the proposed transaction or the health care business, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2012 entitled “Risk Factors.”

Investor Relations contact:     Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact:    Bob Brand, 972-281-5335, bob.brand@kcc.com

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